Exhibit 99.1

Southern First Bank expands to Raleigh / Triangle market
Jonathan Taylor, Mike Stellar, and Monica Navarro will provide leadership

Greenville, South Carolina – August 22, 2016 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, announces its expansion to Raleigh, North Carolina and the greater Triangle market. The Bank intends to establish a loan production office as an initial presence and will establish a full service office once the physical logistics are finalized.

The expansion to the Triangle market will be led by Jonathan Taylor, Executive Vice President and Triangle Market Executive. Taylor provides over 20 years of banking experience in the Triangle market, most recently as a banking executive with Paragon Bank. Taylor is a graduate of Appalachian State University where he also received his graduate degree. His community involvement includes the Advisory Board of Band Together, the Just Right Academy in Chapel Hill, Apex United Methodist Church, and he is active in the community scouting program as a previous Eagle Scout. Taylor is also a previous recipient of the Triangle Business Journal’s 40 under 40 Leadership Award in recognition of his professional and community service.

Mike Stellar, Senior Vice President, will also join Southern First to provide leadership in the Triangle market. Stellar is a graduate of North Carolina State University and has over 20 years of banking experience in the Triangle area. Stellar’s community involvement includes the Western Wake Crisis Ministry, Junior Achievement, and the Apex Rotary Club where he was awarded the Rotarian of the Year for 2010-2011.

Monica Navarro, Vice President will also be joining the Southern First leadership team in the Triangle market. Navarro is a graduate of Florida International University and has over 15 years of banking experience in the Triangle market including Treasury Management and Private Banking services. Navarro is active in the community and provides leadership to Junior Achievement, Helping Hands Ministry, Juvenile Diabetes Research Foundation (JDRF), and the Salvation Army.

Southern First Bancshares, Inc., Greenville, South Carolina, is a registered bank holding company incorporated under the laws of South Carolina. The Company consists of Southern First Bank, the third largest bank headquartered in South Carolina. Southern First Bancshares has been providing financial services since 1999 and currently operates in nine locations in the Greenville, Columbia, and Charleston markets of South Carolina. Southern First Bancshares has assets of approximately $1.3 billion, a current market capitalization of approximately $170 million, and its common stock is traded in the NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.